Ex 99.1

SILVERLEAF RESORTS, INC. REPORTS
THIRD QUARTER 2009 RESULTS

DALLAS--(BUSINESS WIRE) — November 11, 2009 --- Silverleaf Resorts, Inc. (NASDAQ: SVLF) today reported the following results for its third quarter ended September 30, 2009.

Financial highlights for the third quarter of 2009:

•	Gross Vacation Interval sales of $70.4 million

•
Net loss of $3.9 million and loss per share of $0.10 (net income of $7.2 million and diluted earnings per share of $0.18 prior to recognition of $18.5 million additional provision for estimated uncollectible revenue)

2009 Third Quarter Results

Overall, total revenues for the third quarter of 2009 were $52.8 million compared to $68.4 million for the third quarter of 2008, a decline of $15.6 million.  Total revenues consist of net sales, interest income, management fees, and other income.  As discussed below, the decrease is primarily attributable to the recognition of an $18.5 million additional provision for estimated uncollectible revenue in the third quarter of 2009.

Vacation Interval sales were $70.4 million in the third quarter of 2009 compared to $66.8 million in the comparable prior-year period.  The increase in Vacation Interval sales is primarily attributable to a 10.2% increase in tours during the third quarter of 2009.  Vacation Interval sales to existing customers increased to $43.8 million for the third quarter of 2009 from $39.8 million for the third quarter of 2008.  Vacation Interval sales to new customers remained fairly constant at $26.6 million and $27.0 million for the third quarters of 2009 and 2008, respectively.  Vacation Interval sales to existing customers comprised 62.2% and 59.6% of total Vacation Interval sales in the third quarters of 2009 and 2008, respectively, which maintains the Company’s favorable sales-mix trend toward upgrades and second-week sales to existing customers as such sales have relatively lower associated sales and marketing costs.

The provision for estimated uncollectible revenue was increased by an additional $18.5 million in the third quarter, which resulted in the provision for estimated uncollectible revenue as a percentage of Vacation Interval sales to increase to 52.2% in the third quarter of 2009 compared to 24.9% for the third quarter of 2008.  Cancellations during the first nine months of 2009, and most notably during the third quarter of 2009, exceeded cancellations projected under the Company’s static-pool analysis of its notes receivable portfolio.  Considering an increase in cancels beyond that previously estimated, the Company increased the allowance for uncollectible notes by $18.5 million above the 25.9% provision rate which had been estimated in recent months.  This resulted in an allowance for uncollectible notes of 22.4% of the notes receivable portfolio as of September 30, 2009.  Factors considered in the assessment of uncollectibility include the aging of notes receivable, historical collection experience and credit losses, customer credit scores (FICO® scores), and current economic factors.  The Company believes its notes receivable are adequately reserved at this time, however, there can be no assurance that defaults have stabilized or that they will not increase further.  Management reviews the allowance for uncollectible notes quarterly and makes adjustments as necessary.

Cost of Vacation Interval sales decreased to 7.3% of Vacation Interval sales for the third quarter of 2009 compared to 12.0% in the 2008 comparable period.  This decrease primarily resulted from revisions made to future relative sales value for the third quarters of both 2009 and 2008.

Sales and marketing expense as a percentage of Vacation Interval sales decreased to 47.3% for the third quarter of 2009 versus 53.8% for the comparable prior-year period.  The decrease in sales and marketing expense as a percentage of Vacation Interval sales is primarily attributable to cost reductions in outside marketing programs in the third quarter of 2009 compared to the third quarter of 2008 and an increase in sales to existing customers, which have relatively lower associated sales and marketing costs compared to new customer sales.

Total positive net interest spread (interest income less interest expense and lender fees) increased to $9.2 million for the third quarter of 2009 from $7.6 million for the third quarter of 2008.  Interest expense and lender fees as a percentage of interest income decreased to 44.5% in the third quarter of 2009 compared to 51.8% in the third quarter of 2008.  This decrease is primarily due to a decrease in the weighted average cost of borrowings to 5.6% for the third quarter of 2009 from 7.4% for the third quarter of 2008, partially offset by a larger average debt balance outstanding during the third quarter of 2009, which was $414.3 million compared to $383.3 million for the prior-year comparative period.

Net loss for the quarter ended September 30, 2009 was $3.9 million, or a diluted loss per share of $0.10, compared to net income of $2.9 million, or diluted earnings per share of $0.07, for the quarter ended September 30, 2008.  Excluding recognition of $18.5 million additional provision for estimated uncollectible revenue in the quarter ended September 30, 2009, net income and diluted earnings per share for that quarter would have been $7.2 million and $0.18, respectively.

2009 Year-to-Date Results

Overall, total revenues for the nine months ended September 30, 2009 decreased 10.2% to $183.7 million compared to $204.5 million for the nine months ended September 30, 2008.  As discussed above, the decrease is primarily attributable to the recognition of an $18.5 million additional provision for estimated uncollectible revenue in the third quarter of 2009.

Vacation Interval sales decreased 2.8% to $194.2 million in the first nine months of 2009 compared to $199.9 million in the comparable prior-year period.  The decrease in Vacation Interval sales is primarily attributable to promotional pricing offered during the first nine months of 2009 on select products and a 0.5% decrease in the closing ratio, partially offset by a favorable sales mix of higher-end products on additional interval sales to existing customers.  Vacation Interval sales to existing customers increased 1.3% to $120.8 million while Vacation Interval sales to new customers decreased 8.9% to $73.4 million.  Vacation Interval sales to existing owners comprised 62.2% and 59.7% of total Vacation Interval sales in the first nine months of 2009 and 2008, respectively, which continues the Company’s favorable sales-mix trend toward sales with relatively lower associated sales and marketing costs.

Cost of Vacation Interval sales decreased to 9.7% of Vacation Interval sales for the first nine months of 2009 compared to 10.3% in the 2008 comparable period.  This decrease primarily resulted from quarterly revisions to the future relative sales value for the first three quarters of both 2009 and 2008.

Sales and marketing expense as a percentage of Vacation Interval sales decreased to 50.0% for the nine-month period ended September 30, 2009 versus 51.7% for the comparable prior-year period.  The decrease in sales and marketing expense as a percentage of Vacation Interval sales is primarily attributable to cost reductions in outside marketing programs in the first nine months of 2009 compared to the first nine months of 2008 and an increase in sales to existing customers, which have relatively lower associated sales and marketing costs compared to new customer sales.

Total positive net interest spread (interest income less interest expense and lender fees) was $26.3 million for the first nine months of 2009 compared to $24.9 million for the first nine months of 2008.  Interest expense and lender fees as a percentage of interest income remained fairly constant at 45.4% for the first nine months of 2009 compared to 45.3% for the same period of 2008.  Overall, interest expense and lender fees increased $1.2 million for the first nine months of 2009 versus the same period of 2008 primarily due to a larger average debt balance outstanding during the first nine months of 2009, which was $406.2 million compared to $365.1 million for the prior-year comparative period, and to a lesser extent an increase in lender fees related to the SF-VI securitization which closed in June of 2008, partially offset by a decrease in the weighted average cost of borrowings to 6.0% for the first nine months of 2009 from 6.7% for the same period of 2008.

Net income for the nine months ended September 30, 2009 decreased to $3.4 million, or $0.09 per diluted share, compared to net income of $16.3 million, or $0.41 per diluted share, for the nine months ended September 30, 2008.  Excluding recognition of $18.5 million additional provision for estimated uncollectible revenue in 2009, net income and diluted earnings per share for the nine months ended September 30, 2009 would have been $14.5 million and $0.37, respectively.

Balance Sheet

At September 30, 2009, senior credit facilities provided for loans of up to $485.0 million, of which $90.0 million was unused.  These senior credit facilities provide adequate liquidity into 2010, including the payment of the $8.0 million of the 8.0% senior subordinated notes due April 1, 2010.  At September 30, 2009, the Company’s senior debt consisted of 23% fixed-rate debt and 77% variable-rate debt.  However, the majority of the Company’s variable-rate debt is subject to interest-rate floors between 5.25% and 8.00%.

Expansion at existing resorts, primarily construction of lodging units, decreased to $3.0 million for the third quarter of 2009 from $7.8 million for the comparable prior-year period.  This reduction in capital expenditures is consistent with the Company’s moderate growth initiative in effect for 2009.

About Silverleaf Resorts

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults.  For additional information, please visit www.silverleafresorts.com.

Forward-Looking Statements

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated.  The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors.  These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2008 Annual Report on Form 10-K filed on March 10, 2009.

For more information or to visit the Company’s website, click here: http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166  x2218

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
Vacation Interval sales	$70,427	$66,849	$194,217	$199,889
Estimated uncollectible revenue	(36,741)	(16,645)	(68,216)	(47,205)
Net sales	33,686	50,204	126,001	152,684

Interest income	16,591	15,710	48,148	45,527
Management fee income	930	780	2,791	2,340
Other income	1,578	1,687	6,777	3,924
Total revenues	52,785	68,381	183,717	204,475

Costs and Operating Expenses:
Cost of Vacation Interval sales	5,125	8,024	18,882	20,654
Sales and marketing	33,293	35,938	97,024	103,415
Operating, general and administrative	11,797	10,235	35,673	29,751
Depreciation	1,641	1,284	4,594	3,608
Interest expense and lender fees:
Related to receivables-based credit facilities	5,362	6,404	16,604	15,882
Related to other indebtedness	2,026	1,740	5,242	4,731
Total costs and operating expenses	59,244	63,625	178,019	178,041

Income (loss) before benefit (provision) for income taxes	(6,459)	4,756	5,698	26,434
Benefit (provision) for income taxes	2,584	(1,831)	(2,258)	(10,177)

Net income (loss)	$(3,875)	$2,925	$3,440	$16,257

Basic net income (loss) per share	$(0.10)	$0.08	$0.09	$0.43

Diluted net income (loss) per share	$(0.10)	$0.07	$0.09	$0.41

Weighted average basic common shares outstanding	38,146,943	38,065,780	38,146,943	38,019,401

Weighted average diluted common shares outstanding	38,146,943	39,199,503	39,027,021	39,220,272

SILVERLEAF RESORTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	September 30,	December 31,
ASSETS	2009	2008
	(Unaudited)

Cash and cash equivalents	$13,096	$11,431
Restricted cash	22,694	22,623
Notes receivable, net of allowance for uncollectible notes of $99,132 and $76,696, respectively	343,923	320,306
Accrued interest receivable	4,747	4,154
Investment in special purpose entity	5,563	4,908
Amounts due from affiliates	4,866	1,738
Inventories	196,556	190,318
Land, equipment, buildings, and leasehold improvements, net	52,531	55,393
Prepaid and other assets	28,902	33,951

TOTAL ASSETS	$672,878	$644,822

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Accounts payable and accrued expenses	$10,768	$12,701
Accrued interest payable	2,157	2,380
Other unearned revenues	7,050	6,247
Income taxes payable	891	1,942
Deferred income taxes	33,815	35,114
Notes payable and capital lease obligations	402,207	369,071
Senior subordinated notes	17,956	23,121

Total Liabilities	474,844	450,576

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 38,146,943 shares issued and outstanding at September 30, 2009 and December 31, 2008	381	381
Additional paid-in capital	113,324	112,976
Retained earnings	84,329	80,889

Total Shareholders' Equity	198,034	194,246

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$672,878	$644,822